Exhibit 99.01

Investview (“INVU”) Reports $2.1 Million Month in Bitcoin Mining Gross Revenue & Announces Operations Updates and a New Product Offering for November 2021

Eatontown, NJ, December 07, 2021 — Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, announces its production and operational updates, including its Bitcoin (“BTC”) production for November 2021.

November 2021 BTC Production and Digital Asset Holdings

●	Gross Revenue of $2.1 million, up 46% Year-Over-Year November
●	Gross Profit of $1.6 million, up 90% Year-Over-Year November
●	Gross Profit Margin of 76%
●	Bitcoin Mined over 19 months period ending November 2021, 1,200.18 BTC
●	As of November 30, 2021, Investview holds over 37.95 BTC
●	As of November 30, 2021, Investview holds over 75,129.23 NDAU

Operations Update and Announcement of SAFETek’s New Mobile Mining Data Center Trailer Product Offering

In October, SAFETek completed the strategic relocation of 1,500 Bitcoin ASIC miners to a new higher quality and lower cost hosting facility. During this relocation process, these mining servers were cleaned and updated to optimize performance at SAFETek’s Bitcoin Miner Repair Facility in Texas. SAFETek also repaired and installed an additional 700 Bitcoin miners through our Repair facility. Combined, these relocated and repaired miners will generate nearly 77 Petahash (“PH”) of mining capacity which, at current Bitcoin prices and difficulty levels, will generate an estimated $830,000 in gross revenue and $650,000 in gross profit in December.

SAFETek continues to make progress on the repair of nearly 2,800 additional Bitcoin ASIC miners that are being consolidated at SAFETek’s Texas Repair facility. SAFETek’s Repair Technicians and Engineers are deploying an enhanced Assembly Line Process using new and innovative repair techniques and materials to accelerate the repair, refurbishment, and reinstallation of these mining servers back into production over the next two months. When fully deployed, these refurbished Bitcoin miners are expected to increase production by nearly 110 PH which, at current Bitcoin prices and difficulty levels, is estimated to generate an estimated $1,130,000 in additional gross revenue and $880,000 in additional gross profit.

SAFETek also announces the development and construction of new mobile commercial turn-key Bitcoin Mining Data Center Trailers. These mobile commercial data centers will be used internally by SAFETek and will also be made available for sale or lease to other commercial Bitcoin mining operators. The first two mobile mining data centers are currently under construction with the first data center unit expected to be ready for deployment or sale before the end of December, 2021. These commercial turn-key mining data centers are on wheels with air-ride suspension and 45,000 lb. heavy load capacity, so they are fully mobile and have the capacity to hold at least 768 “s19” or ‘‘s17’’ type Bitcoin Miners with a total potential power capacity of 2.75 MW each.

Rob Walther, SAFETek’s EVP of Crypto operations commented that “ SAFETek is excited to build and deploy these state-of-the-art mobile Bitcoin mining data center trailers that will enable SAFETek and our customers to uniquely access low cost and renewable energy sources in a timely and affordable way. These mobile mining data centers are being built using only certified electrical components to ensure the uptime, reliability, and protection of the highly valuable ASIC mining server systems. The additional hosting capacity provided by these trailers will enable SAFETek to continue to successfully grow our own mining capacity and revenue in 2022. The construction and sale of these mobile data center systems to other commercial mining operators will also add another great line of business revenue to SAFETek over the next few years. SAFETek expects to begin accepting orders for Mobile Mining Data Centers in January 2022.”

Note: The numbers included in this release are initial expected results and are un-audited and may differ from numbers reported in our SEC filings due to compliance with US GAAP and are subject to final review by the Company’s independent auditors. Final audited financial statements can be found in our annual SEC Form 10-K filings.

About Investview, Inc.

Investview, Inc. is a diversified financial technology and global distributor organization that operates through its subsidiaries to provide financial education tools, content, research, and management of digital asset technology that mines cryptocurrencies, with a focus on Bitcoin mining and the next generation of digital assets. Investview – driving decentralization of education and finance through a commitment to blockchain technology. For more information on Investview and its family of wholly owned subsidiaries, please visit: www.investview.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. (“INVU”) assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Investor Relations

Contact: Mario Romano

Phone Number: 732.889.4308

Email: pr@investview.com